Exhibit 99.1

January 17, 2014

Janet Matricciani
13220 Compton Road
Clifton, VA  20124

Dear Janet:

On behalf of World Acceptance Corporation, I am pleased to offer you the position of Chief Operations Officer, reporting directly to me as Chairman of the Board and Chief Executive Officer.   I am excited to be able to make this offer and believe that you will become a vital part of World Acceptance Corporation.

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Your initial base salary will be $350,000 paid semi-monthly on the 15th and last working day of the month.  Annual merit reviews for the senior management team are conducted in May of each year with merit increases taking effect on June 1st.  Your first review will be in May, 2015.

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You will be included in our Executive Incentive Plan, which will afford you an opportunity to earn up to 135% of your annual base salary based on the Company performance targets as set by the Board.  The plan is reviewed annually by our compensation committee and revised at their discretion. These bonus payments are normally paid in April.  For the current fiscal year, your bonus amount will be pro rata based on your employment date

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If for any reason other than for cause that you should be terminated from this position, you will be eligible to receive your then current base salary for twelve months from the date of such termination.

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You will be entitled to participate in our Company Car Program.  The Company will purchase a new car for your use in compliance with the policy which allows $41,000 for the COO position.  Gas, insurance, and other related expenses will be covered by the company.

-	You will be eligible for 4 weeks of vacation annually based on the Company’s published vacation plan.

-	You will be eligible to participate in the Company’s 401(k) retirement plan after meeting the eligibility requirements.

-	You will be eligible to participate in the stock option program where options and restricted stock are granted at the discretion of the Compensation Committee of the Board of Directors.

-	We will provide you with temporary housing as needed for a period not to exceed six months as well as cover reasonable relocation costs to be determined upon your acceptance of this offer.

-	You will be able to participate in a comprehensive benefit program commensurate with your position including:

o	Health Insurance Plan
o	Dental Insurance Plan
o	Life Insurance with Accidental Death and Dismemberment
o	Supplemental/Dependent Life Insurance (If you so desire)
o	Short and Long Term Disability Insurance

Janet, we are looking forward to your joining World Acceptance Corporation and know that World will further the successes we have already had and move into the future with even greater successes with your participation.  We know this will be a challenging position which will fully encompass you but we all believe that you are up to the challenges and opportunities.

This offer is contingent upon you providing the Company with evidence of your eligibility to work in the United States.

Your employment with the Company is considered to be “at-will” and neither this letter nor any oral or written representations shall constitute a contract of employment for a particular term.

I am looking forward to having you join the World Acceptance team.  Should you have any questions regarding this offer, please do not hesitate to contact me.

Sincerely,

A. A. McLean, III
Chief Executive Officer

Acceptance

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Janet Matricciani